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                                                                   Exhibit 99.2

Revenue Properties Company Limited      Pacific Real Estate Investment Trust
The Colonnade
Suite 300 131 Bloor Street West
Toronto, Ontario M5S 1R1
(416) 963-8100
(416) 963-8512


                               JOINT PRESS RELEASE

For:           Revenue Properties Company Limited
               Pacific Real Estate Investment Trust

Subject:       Agreement regarding Pacific Real Estate Investment Trust

Date:          January 15, 1997

Contact:       Stuart A. Tanz, Co-CEO, RPC, (619) 727-1002
               Russell E. Tanz, President and Co-CEO, RPC, (416) 963-8100 Robert C. Gould, Vice President, PREIT, (415) 327-7147

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Revenue Properties Company Limited ("RPC") and Pacific Real Estate Investment
Trust ("PREIT") announced today that Pan Pacific Development (U.S.) Inc. ("PPD"), a wholly owned subsidiary of RPC, PREIT and Pacific Real Estate Investment Trust, Inc. ("PAC REIT"), a Maryland corporation, have entered into a definitive merger agreement.

PPD, through two subsidiaries, owns Rosewood Shopping Center, a 50,000 sq. ft. shopping center located in Santa Rosa, California, and Laguna Village Shopping Centre, located in Sacramento, California, which upon its completion will total 120,000 sq. ft.

PREIT will contribute all its assets and liabilities including Monterey Plaza, a 183,000 sq. ft. shopping center in San Jose, California, a 40% controlling interest in 79,000 sq. ft. shopping center known as King's Court Shopping Center in Los Gatos, California, certain other small properties, including parcels of developable land and a small portfolio of mortgages receivable.

Pursuant to the definitive agreement, PPD will cause the merger of its subsidiaries with PAC REIT subsidiaries, and PREIT will contribute its assets to a PAC REIT subsidiary. PAC REIT's retail portfolio will then consist of five shopping centers, containing approximately 500,000 sq. ft., with an estimated net book value of approximately $67,700,000 U.S. Closing is expected to occur during the second quarter of 1997.

On closing, PAC REIT will issue 4,988,587 shares (being approximately 57% of its outstanding shares) to PPD and 3,706,845 shares (being approximately 43% thereof) to existing PREIT shareholders based on the relative values of the equity contributed to PAC REIT.

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After the closing, PAC REIT intends to apply for a listing on a United States
Stock Exchange and operate as a U.S. REIT. It intends to expand in the San Francisco region and northern California. Completion of the transaction is subject to certain conditions including regulatory approvals and approval by PREIT's shareholders.

RPC is Toronto-based corporation engaged in various segments of the real estate industry, primarily those relating to shopping centres and residential income properties in Canada and the United States.

RPC is listed for trading on The Toronto Stock Exchange (symbol RPC) and on the NASDAQ National Market (symbol RPCLF).